SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2003

TEXTRON FINANCIAL CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-27559
(Commission File Number)

05-6008768
(IRS Employer Identification Number)

40 Westminster Street, P.O. Box 6687, Providence, Rhode Island	02940-6687
(Address of Principal Executive Offices)	(Zip Code)

(401) 621-4200
(Registrant's Telephone Number, Including Area Code)

_____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

 Item 5. Other Events.

Textron Financial Corporation ("Textron Financial" or the "Company") entered into new 364-Day and Five-Year credit facilities each dated as of July 28, 2003, in the amount of $500,000,000 and $1,000,000,000 respectively.

In March 2003, the United States Department of Justice ("DOJ") authorized the filing of a civil action against Textron Financial and its Litchfield Financial Corporation subsidiary ("Litchfield"), and other parties, arising from the financing of certain land purchases by consumers through a third-party land developer. Although the Company believes it has good defenses to any Government or potential consumer litigation, it entered into settlement discussions with the DOJ and other parties during the second quarter of 2003 to resolve the matter. As a result of the most recent discussions, the Company believes that it is reasonably possible that this matter will be resolved for less than $10 million, although the final outcome of the settlement discussions with the DOJ is uncertain.

Litchfield and one of its former officers are among the defendants in a class action arising from the sale of promissory notes issued by, and operation of, certain trusts organized by DynaCorp Financial Strategies Inc. ("DFS"). The complaint, which was filed in 2001 in the Superior Court in Marin County, California, alleges that DFS and the trusts engaged in a variety of improper dealings with regard to the sale by the trusts of approximately $50 million of notes and the operation of the trusts. During a portion of the time that the allegedly improper activities occurred, Litchfield extended credit to DFS and was a shareholder of DFS, and a Litchfield officer was a director on DFS' Board. The plaintiffs allege several bases for liability, including that Litchfield's former officer allegedly participated in the alleged misrepresentations, that Litchfield allegedly received favorable treatment as a creditor and that Litchfield allegedly was a controlling person of DFS. Litchfield denies these allegations and is aggressively defending the litigation. On August 8, 2003, Litchfield was notified that the judge hearing the class action issued an order affirming her preliminary ruling to deny Litchfield's motion to dismiss Litchfield from the case. The Company intends to vigorously defend this action and believes that a substantial part of any settlement or judgment would be covered by insurance.

Item 7. Financial Statements and Exhibits.

(C) Exhibits

10.1     $500,000,000 364-Day Credit Agreement dated July 28, 2003 among Textron Financial Corporation, the Banks Listed therein, and JPMorgan Chase Bank, as Administrative Agent.

10.2     $1,000,000,000 Five-Year Credit Agreement dated July 28, 2003 among Textron Financial Corporation, the Banks Listed therein, and JPMorgan Chase Bank, as Administrative Agent.

 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON FINANCIAL CORPORATION
Date:	August 26, 2003	By:	s\Stephen A. Giliotti
Name: Stephen A. Giliotti Title: Chairman and Chief Executive Officer